UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

SCHEDULE 14A
(RULE 14A-101)

________________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section §240.14a-12

Legacy Education Alliance, Inc.

(Name of Registrant as Specified in its Charter)

_____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Legacy Education Alliance, Inc.
1612 Cape Coral Parkway East
Cape Coral, Florida 33904

Notice of Annual Meeting of Stockholders

April 29, 2020

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Legacy Education Alliance, Inc. (the “Company”), which will be held via live webcast at http://www.virtualshareholdermeeting.com/LEAI2020 on Friday, June 5, 2020, at 9:00 a.m. Eastern Daylight Time. You will be able to attend the meeting online and submit questions during the meeting by visiting the website listed above. You will also be able to vote your shares electronically at the Annual Meeting. The meeting will be held online only, and will be for the following purpose:

1.      To elect the individuals that have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal; and

2.      To ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2020 fiscal year ending December 31, 2020; and

3.      To approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“Say-on-Pay”).

The following pages include a formal notice of the meeting and our Proxy Statement. The Proxy Statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.

It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting virtually in person. Please vote your shares as soon as possible using the options available to you as described in our Proxy Statement.

Our Board of Directors fixed the close of business on April 8, 2020 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 1612 Cape Coral Parkway East, Cape Coral, Florida, 33904. The list of stockholders entitled to vote at the meeting shall be available during the meeting to stockholders of the Company by entering your 16-digit Control Number provided in your Proxy Materials at http://www.virtualshareholdermeeting.com/LEAI2020. We will mail a copy of our Proxy Materials and our 2019 Annual Report on or about May 6, 2020.

On behalf of management and the board of directors, we thank you for your continued interest in Legacy Education Alliance, Inc.

Sincerely,
James E. May
Chief Executive Officer and Director
Cape Coral, Florida
April 29, 2020

“Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on June 5, 2020 at 9:00 a.m. EDT. This Proxy Statement, and Annual Report on Form 10-K are available free of charge under the “Investors” link at www.legacyeducationalliance.com.”

PROXY SUMMARY

This summary contains highlights of important information you will find elsewhere in our Proxy Statement and is qualified in its entirety by the more detailed information included elsewhere in our Proxy Statement. This summary does not contain all of the information you should consider before voting, and you should read the entire Proxy Statement before voting.

In this Proxy Statement, references to the “Company,” “LEAI,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

ANNUAL MEETING INFORMATION & VIRTUAL MEETING ADMISSION

Stockholders of record as of April 8, 2020 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at http://www.virtualshareholdermeeting.com/LEAI2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Proxy Card or on the instructions that accompanied your Proxy materials.

Time and Date:	Friday, June 5, 2020 at 9:00 a.m. Eastern Daylight Time
Virtual Location:	http://www.virtualshareholdermeeting.com/LEAI2020
Record Date:	April 8, 2020
Voting:	Each share of our Common Stock outstanding at the close of business on April 8, 2020 has one vote on each matter that is properly submitted for a vote at the 2020 Annual Meeting.

The Annual Meeting will be promptly at 9:00 a.m. Eastern Daylight Time on Friday, June 5, 2020. Online check-in will begin at 8:45 a.m. Eastern Daylight Time, and you should allow approximately 15 minutes for the online check-in procedures.

Voting.    Whether or not you plan to attend the Annual Meeting and regardless of the number of shares of the company’s common stock that you own, please cast your vote, at your earliest convenience, as instructed in the Proxy Card. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to attend. You may submit your vote by the Internet, telephone, mail or during the Annual Meeting. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and Proxy tabulation costs. We encourage all holders of record to vote in accordance with the instruction on the Proxy Card and/or voting instruction form prior to the Annual Meeting even if they plan on attending the meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the meeting should you decide to attend. You may vote using the following methods:

Prior to the Annual Meeting, visit the website listed on your Proxy Card/voting instruction form to vote via the Internet.

During the Annual Meeting, visit our Annual Meeting website at http://www.virtualshareholdermeeting.com/LEAI2020

Sign, date and return your Proxy Card/voting instruction form to vote by mail.
Call the telephone number on your Proxy Card/voting instruction form to vote by telephone.

AGENDA AND VOTING RECOMMENDATION

•        To elect the individuals who have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal;

•        To ratify the appointment by our Board of Directors of MaloneBailey LLP as our independent registered public accounting firm for our 2020 fiscal year ending December 31, 2020; and

•        To approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (Say-on-Pay).

i

PROXY STATEMENT

“Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on June 5, 2020. This Proxy Statement, and Annual Report on Form 10-K are available free of charge under the “Investors” link at www.legacyeducationalliance.com.”

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2020 Annual Meeting of Stockholders. This Proxy Statement is being made available to our stockholders on or about April 29, 2020. In this Proxy Statement, references to the “Company,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

I.     ANNUAL MEETING INFORMATION

When and where is the Annual Meeting?

We will hold the annual meeting on Friday, June 5, 2020 at 9:00 a.m. Eastern Daylight Time, where Stockholders of record as of April 8, 2020 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at http://www.virtualshareholdermeeting.com/LEAI2020.

What is the admissions process?

Only record or beneficial owners of our Common Stock, par value $0.0001 per share (our “Common Stock”) as of the Record Date, as defined throughout this document, or their proxies, may attend the annual meeting by logging on at http://www.virtualshareholdermeeting.com/LEAI2020. To log in to the annual meeting, you must use your 16-digit Control Number.

What am I voting on?

At the Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below:

Proposal		Board Recommendation
1.

To elect the individuals who have been nominated by our Nominating and Corporate Governance Committee to serve on our Board of Directors, subject to the provisions of our Bylaws, until the next Annual Meeting or until their respective successors are duly elected or their earlier resignation, death, or removal.

FOR each Director Nominee
2.	To ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2020 fiscal year ending December 31, 2020.	FOR
3.	To approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (Say-on-Pay).	FOR

How many votes are needed to elect Directors?

Our Bylaws provide for the election of Directors by a plurality vote. On April 28, 2020, the Board of Directors reduced the size of the Board from four (4) to three (3) directors. This means that the three nominees receiving the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for a particular nominee or nominees or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to withhold your vote for a particular nominee or all nominees, your Proxy will be voted FOR each of the director nominees names in this Proxy Statement.

How many votes are needed to approve the other proposals?

Each of our proposals will be considered separately. The proposal to ratify the appointment of MaloneBailey LLP as our independent auditors and to ratify the compensation of our named executive officers on an advisory, non-binding basis (Say-on-Pay) must receive the “FOR” vote of a majority of the shares present at the meeting in person or by Proxy. You may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as shares present at the Annual Meeting. Broker non-votes will not be counted in determining the results of the vote on the “Say on Pay” proposal, but will be counted in determining the results of the vote on the proposal to ratify MaloneBailey as the Company’s independent auditor for 2020 and will be counted as present at the annual meeting for purposes of determining a quorum.

Who are Record and Beneficial Owners?

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting Proxy or to attend the meeting and vote your shares. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

What is the Record Date?

The Record Date for the annual meeting is April 8, 2020. Record and beneficial owners may vote all shares of our Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date, 23,162,502 shares of Common Stock were outstanding. We need a quorum consisting of ten percent (10%) of the shares of Common Stock outstanding on the Record Date present, in person or by Proxy, to hold the annual meeting.

How do I submit voting instructions for stock held through a broker?

If you hold shares of Common Stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of Common Stock through a broker, bank or other nominee and you want to vote at the Annual Meeting, you must obtain a legal Proxy from the record holder of your shares and present it at the Annual Meeting. If you do not vote at the Annual Meeting or submit voting instructions to your broker, your broker may still be permitted to vote your shares on certain routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on each Company’s proposal to elect director(s), the broker may not exercise discretion to vote for or against such proposal. These shares will not be counted as having been voted on such proposal. With respect to the Company’s proposal to ratify the independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to the Company’s say-on-pay proposal, the broker may not exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank, broker or nominee so your vote can be counted

How do I submit voting instructions for stock held in my name?

If you hold shares as a record holder, you may vote by submitting a Proxy for your shares by internet, phone, mail or by voting at the annual meeting as described on the Proxy Card. Submitting your Proxy will not limit your right to vote at the annual meeting. A properly completed and submitted Proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed Proxy Card without indicating your vote, the person voting the Proxy will vote your shares according to the Board’s recommendations.

How do I revoke my Proxy?

You can revoke your Proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904, attention: Corporate Secretary; (2) submitting a later Proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting at the annual meeting. Attending the annual meeting does not revoke your Proxy unless you vote at the meeting.

If I plan to attend the Annual Meeting, should I still vote by Proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2020 Annual Meeting or revoke or change your vote that has been indicated on your Proxy. If you send in your Proxy Card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Voting will be available at the 2020 Annual Meeting for stockholders of record.

What are the requirements to elect the director nominees and to approve each of the proposals in this Proxy Statement?

Proposal		Vote Required
1.	Election of Directors	Plurality of Shares Present and Eligible to Vote
2.	Ratification of Independent Registered Public Accounting Firm	Majority of Shares Present and Eligible to Vote
3.	Say-on-Pay	Majority of Shares Present and Eligible to Vote

Are there any controlling stockholders?

As of the Record Date, there were no stockholders owning a majority of shares of the Common Stock. Your vote is important to our Board of Directors and we are providing this Proxy statement to solicit your vote.

II.     Proposal I — ELECTION OF DIRECTORS

Our Board of Directors is elected on an annual basis. The number of our directors is specified by our Bylaws as at least one. Each director who is elected will hold his or her office, subject to the provisions of our Bylaws, until his or her successor has been duly elected or appointed and qualified or their earlier resignation, death, or removal. On April 28, 2020, the Directors of the Company reduced the size of the board from four (4) to three (3) directors.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board of Directors to conclude that such person should serve as a director appears on the following pages.

Our Bylaws provide for the election of Directors by a plurality vote. The Board of Directors has set the current number of Directors of the Company at three (3). This means that the three nominees receiving the highest number of “FOR” votes will be elected as Directors. You may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” for a particular nominee or nominees or for all nominees. Unless you mark “WITHHOLD AUTHORITY” to withhold your vote for a particular nominee or all nominees, your Proxy will be voted FOR each of the director nominees names in this Proxy Statement. Broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING DIRECTOR NOMINEES

Nominees for Election at the 2020 Annual Meeting

Peter W. Harper Age 58 Director since 2015 Board Committee(s): — Audit Committee (Chair) — Compensation Committee (Member)

Mr. Harper was appointed to the Board and chairman of the Company’s Audit Committee on December 1, 2015. He has more than 30 years of public, private-equity backed and global company experience in the retail, insurance, electronic manufacturing and consumer products industries. He is currently the Chief Financial Officer at Bic Graphic, a manufacturer and supplier of quality promotional products used by companies throughout North America as part of their advertising campaigns to build their brand legacies. Prior to joining Bic Graphic in April of 2019, Mr. Harper was the CFO of DEI/Sound United from 2017 to 2019, President and CFO of Twin-Star International from 2013 to 2016, CFO at Scottsdale Insurance from 2005 to 2012 and Suntron Corporation from 2000 to 2005. Prior to that he had senior finance and operations positions at Iomega Corporation and General Electric. Mr. Harper received a BS from San Jose State University in 1983.

Our Board of Directors believes that Mr. Harper’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Harper has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

James E. May Age 65 Director since 2019 Chief Executive Officer

Mr. May was appointed by the Board as a Director of the Company on February 4, 2019 and as Interim Chief Executive Officer (“ICEO”) of the Company on January 15, 2019. Mr. May was appointed Chief Executive Officer (“CEO”) on June 7, 2019. Mr. May previously served as General Counsel of the Company since November 2014 and as Chief Administrative Officer of the Company’s predecessor since September 2009, and as the General Counsel of the Company’s predecessor since May 2009. He joined the Company in June 2007 as Assistant General Counsel. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, where he was, at various times, the chief legal counsel for the Gateway Country Stores retail division and for the Business and Government Sales division, where he managed the Contract Management organization. Prior to that, he was Vice President, Deputy General Counsel with Blockbuster Videos, Inc. in Ft. Lauderdale, Florida and Dallas, Texas where he was the chief legal counsel for domestic store operations. Mr. May has a B.A. degree from American University (1981) and a J.D. degree from Catholic University Law School (1984).

Our Board of Directors believes that Mr. May’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. May has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Cary Sucoff Age 68 Director since 2015 Board Committee(s): — Nominating & Corporate Governance Committee (Chair) — Audit Committee (Member)

Mr. Sucoff was first elected to the Board on July 16, 2015 and has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Mr. Sucoff currently owns and operates Equity Source Partners, LLC, an advisory and consulting firm. He has participated in the financing of hundreds of public and private companies. Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp. (CFRX), Legacy Education Alliance, Inc. (LEAI), First Wave Technologies and Galimedix Therapeutics, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics and LB Pharmaceuticals. Mr. Sucoff is past President of New England Law/Boston and has been a member of the Board of Trustees for over 30 years. He is the Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar (now retired) of the State of New York since 1978.

Our Board of Directors believes that Mr. Sucoff’s strong business background and other qualifications, as set forth in his biography, above, give him the qualifications and skills to serve as a director of our Company. Our Board of Directors also believes that Mr. Sucoff has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

III.     CORPORATE GOVERNANCE

Board Leadership Structure

The laws of the state of our incorporation do not required that we have a Chairman of the Board and currently we do not have one. We are not required to have any independent directors under federal securities laws, state law or under the rules of any exchange; nevertheless, if the nominees for Director recommended by the nominating committee are elected to the Board at the Annual Meeting, only one of our Directors, our current Chief Executive Officer, James E. May, will be a current member of management, and two (2) of our three (3) Directors will be independent.

Our Board of Directors operates by majority vote. In the 2019 fiscal year, our Board of Directors held fifteen meetings and each director attended more than 75% of such meetings. Any director may call a special meeting of our Board of Directors upon proper notice. In addition, our Board of Directors may take action by unanimous written consent in accordance with our Bylaws.

Our Board of Directors oversees and monitors our operations and develops and directs the implementation of our business strategy. In connection with these endeavors, our Board of Directors will rely on information, opinions, reports, books of account or statements, including financial statements and other financial data, that are prepared or presented by one or more of our directors, officers, or employees reasonably believed to be reliable and competent in the matters prepared or presented; legal counsel, public accountants, financial advisers, valuation advisers, investment bankers, or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence; or a committee on which the director or officer relying thereon does not serve, as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence, but a director is not entitled to rely on such information, opinions, reports, books of account or statements if the director has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics on November 10, 2014 that applies to our directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Director Independence

The Board of Directors has determined that, during 2019, each of our directors, except James E. May, our current Chief Executive Officer, and Anthony Humpage our then Chairman of the Board qualified as an “independent director”. Currently, our independent directors are Peter W. Harper and Cary Sucoff. If the nominees proposed in this Proxy are elected. Peter W. Harper and Cary Sucoff will serve as our independent directors. Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of independence of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an independent director is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

•        The director is, or at any time during the past three years was, an employee of the Company;

•        The director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•        A family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•        The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•        The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•        The director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Board Meetings and Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice. We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.    The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee shall also oversee the Company’s systems of internal controls regarding finance, accounting, information technology, legal and regulatory compliance and ethical behavior, the audits of the Company’s financial statements, the qualifications of the accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s independent auditors.

The members of our Audit Committee are Mr. Harper and Mr. Sucoff, with Mr. Harper serving as the Chairman. The Board of Directors has determined that each director serving on the Audit Committee qualifies as “independent” under the NASDAQ listing rules. and Mr. Harper further qualifies as an “audit committee financial expert”, as such term is defined in the applicable rules of the Exchange Act. Our Audit Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2019: 10

Compensation Committee.    The purpose of the compensation committee of the Board of Directors of Legacy Education Alliance, Inc. (the “Company”) is to oversee the Company’s compensation and benefits programs; establish, review, revise and interpret the Company’s compensation philosophy, policies and objectives; and evaluate the performance of the Company’s executive officers and set compensation levels for all executive officers, including any performance-based compensation.

The sole member of our Compensation Committee is Mr. Harper. The Board of Directors has determined that Mr. Harper qualifies as “independent” under the NASDAQ listing rules. Our Compensation Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2019: 1

Nominating and Corporate Governance Committee.    The purpose of the Nominating and Corporate Governance Committee is to provide support for the governance role of the Board in reviewing and making recommendations on the composition of the Board, oversee the evaluation of the Board and management of the Company, periodically assess the functioning of the Board and its committees and make recommendations to the Board regarding corporate governance matters and practices. On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall board of director’s compensation. Any changes made to Board compensation as a result of these reviews requires full Board ratification.

The sole member of our Nominating and Corporate Governance Committee is Mr. Sucoff. The Board of Directors has determined that Mr. Sucoff qualifies as “independent” under the NASDAQ listing rules. Our Nominating and Corporate Governance Committee has a written charter available on our website at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2019: 1

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Subject to the requirements of our Bylaws, the Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations.

The Board of Directors considers several diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factor.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies encourage a balanced approach to risk-taking, by structuring compensation packages that includes both long-term vesting equity awards in addition to cash bonuses.

Related Transactions.

Transactions with Related Persons.

Except as set forth below, since January 1, 2019, there have been no transactions between the Company and its executive officers, directors, nominees, principal stockholders and other related parties involving amounts in excess of $120,000. There are currently no proposed transactions of the type mentioned in the preceding sentence.

On April 18, 2019, the Company and Anthony C. Humpage, the Company’s former Chief Executive Officer, entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Mr. Humpage’s employment with the Company, which was effective April 2, 2019 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Humpage received the following severance benefits: (i) cash payment of his weekly base salary through

December 31, 2019, subject to acceleration in the event of a change in control; (ii) reimbursement of Mr. Humpage’s COBRA premiums until May 2020, when he becomes eligible for Medicare; and (iii) participation in the Company’s 2019 Annual Incentive Compensation Plan, if any, prorated through the Separation Date. Mr. Humpage’s unvested shares of Company common stock will continue to be governed by the terms of their respecting grant notices and award agreements, including the future vesting of such shares. Further, under the Separation Agreement, Mr. Humpage agreed that his obligations under that certain September 1, 2017, Confidentiality, Non-Compete and Non-Solicitation Agreement will survive the termination of his employment.

On June 14, 2019, Legacy Education Alliance, Inc., (the “Company”) and Christian A.J. Baeza, the Company’s former Senior Vice President and Chief Financial Officer, entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Mr. Baeza’s employment with the Company, which was effective May 20, 2019 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Baeza received an amount equal to 26 weeks of his weekly base salary payable in installments on a bi-weekly. Mr. Baeza’s unvested shares of Company common stock will continue to be governed by the terms of their respective grant notices and award agreements, including the future vesting of such shares. Further, under the Separation Agreement, Mr. Baeza agreed that his obligations under that certain September 1, 2017, Confidentiality, Non-Compete and Non-Solicitation Agreement will survive the termination of his employment.

Related Person Transactions Policy.

Our Board has adopted a written policy for the review and the approval or ratification of any related person transaction. Under the policy, a “related person” is any (1) director, nominee for director or executive officer of the Company and any Immediate Family Member of such person, and (2) any holder of 5% or more of any class of outstanding equity securities of the Company and any Immediate Family Member such person. The policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy requires the Audit Committee to review the material facts of all Interested Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to certain exceptions described in the Policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2019.

Communications with Directors

All communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Corporate Secretary, 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

Compensation Committee Interlocks and Insider Participation

None.

IV.     DIRECTOR COMPENSATION

On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall board of director’s compensation. Any changes made to Board compensation as a result of these reviews requires full Board ratification. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board.

Our employee directors do not receive any additional compensation for serving on the Board. During 2019, our only employee directors were Anthony Humpage, who resigned as Chief Executive Officer on January 15, 2019, and James E. May.

For each of the four quarters of fiscal year 2019, each non-employee director received a retainer of $12,500. In addition, directors are reimbursed for travel, food and lodging expenses incurred in attending Board meetings.

The Chairman of the Board receives an additional $5,000 per quarter for services as Chairman, and the Chairman of each Committee receives an additional $3,750. Notwithstanding the foregoing, during the year ended December 31, 2019, Mr. Humpage received no compensation for his Board Service in 2019. For each of the four quarters of 2019, Mr. Harper and Mr. Sucoff received $16,250, respectively. Mr. Bass received compensation for the first two quarters of 2019, until his resignation, totalling $28,392.

In addition to receiving quarterly retainers, directors have been generally eligible to receive sign-on and annual equity awards through stock or options. We have adopted an equity incentive plan that was approved by the stockholders at our annual meeting of stockholders on July 16, 2015 for equity-based incentives under the Company’s 2015 Equity Plan (the “2015 Incentive Plan”).

Total compensation attributable to each non-employee director during 2019, which excludes reimbursable expenses, was as follows:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
James K. Bass	28,392	—	28,392
Anthony C. Humpage	—	2,339	2,339
Peter Harper	65,000	2,339	67,339
Cary Sucoff	65,000	2,339	67,339

____________

(1)      Each non-employee director has been granted restricted shares of common stock at varying times, half of which vest each year over a period of two years from the grant date.

(2)      Stock awards are valued based on the closing price per share on the grant date.

V.     SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN OTHER PERSONS

The following table sets forth the beneficial common stock ownership as of April 29, 2020 (i) of each person or entity known by us to be the beneficial owner of five percent or more of our common stock, (ii) by each of our directors, Named Executive Officers and nominee for director and (iii) by all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. This table is based upon information supplied to us by our Named Executive Officers, directors and principal stockholders and/or contained in reports filed by these persons with the SEC.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
Christian A. J. Baeza(2)	300,313	1.30%
James K. Bass(3)	212,611	0.92%
Iain Edwards(2,9)	350,938	1.52%
Martin Ehrhard	34,255	0.15%
Martin Foster(2,10)	252,457	1.09%
Vanessa Guzmán-Clark(2)	20,000	0.09%
Peter W. Harper(3)	295,217	1.28%
Anthony C. Humpage(2)(4)	3,969,312	17.16%
James E. May(2)	566,769	2.45%
Cary Sucoff(3)	503,750	2.18%
All directors and executive officers as a group	6,505,622	28.13%
Other owners of more than 5% of outstanding Common Stock
Day One LLC(5)	2,411,368	10.43%
Ingrid Whitney(6)	2,279,799	9.86%
Ibex Microcap Fund LLLP(7)	1,352,760	5.85%
Ibex Investors LLC(7)	1,359,267	5.88%
Ibex Investment Holdings LLC(7)	1,359,267	5.88%
Justin B. Borus(7)	1,359,567	5.88%
Lazarus Macro Micro Partners LLLP(7)	6,507	*
McDowell Sonoran LLC(4)	196,000	*
Pemberton Holdings, LLC(4)	2,842,819	12.30%
David S. Nagelberg(8)	2,269,254	9.82%

____________

*        Less than 1%

(1)      Based on 23,127,852 shares of Common Stock issued and outstanding as of December 31, 2019.

(2)      Includes restricted common shares held in escrow one third of which vest each year over a period of three years from the grant date, but which may be voted in the interim.

(3)      Includes awards of restricted common shares for independent director services but which may be voted in the interim.

(4)      The shares of Pemberton Holdings, LLC and McDowell Sonoran LLC are beneficially owned by Anthony C. Humpage. The address of Pemberton Holdings LLC and McDowell Sonoran LLC is 3225 McLeod Drive, Suite 100, Las Vegas, NV 89121.

(5)      Upon information and belief based on information available from the Company’s Record Shareholder list as of the April 8, 2020 Record Date The address of Day One LLC is 4818 Coronado Parkway, Cape Coral, FL 33904.

(6)      Upon information and belief based on information available from the Company’s Record Shareholder list as of the April 8, 2020 Record Date. The address of Ingrid Whitney is 232 Bayshore Dr, Cape Coral, FL 33904.

(7)      Based on the Schedule 13G jointly filed by Justin B. Boris, Ibex Investors LLC, Ibex Microcap Fund LLLP, Lazarus Macro Micro Partners LLLP and Ibex Investment Holdings LLC on 1/28/2019. The address of each reporting person is c/o Ibex Investors LLC, 3200 Cherry Creek South Drive, Suite 670, Denver, Colorado 80209.

(8)      The address of David Nagelberg is c/o Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, New York, 10017.

(9)      Mr. Edwards is no longer affiliated with the Company.

(10)    Mr. Foster is no longer affiliated with the Company.

Executive Officers

James E. May, Chief Executive Officer

Mr. May, 65, was appointed as Interim Chief Executive Officer (“ICEO”) of the Company on January 15, 2019 and first appointed by the Board as a Director of the Company on February 4, 2019. . Mr. May was appointed Chief Executive Officer (“CEO”) on June 7, 2019. Mr. May previously served as General Counsel of the Company since November 2014 and as Chief Administrative Officer of the Company’s predecessor since September 2009, and as the General Counsel of the Company’s predecessor since May 2009. He joined the Company in June 2007 as Assistant General Counsel. Prior to joining the Company, he held the position of Associate General Counsel with Gateway Computers, where he was, at various times, the chief legal counsel for the Gateway Country Stores retail division and for the Business and Government Sales division, where he managed the Contract Management organization. Prior to that, he was Vice President, Deputy General Counsel with Blockbuster Videos, Inc. in Ft. Lauderdale, Florida and Dallas, Texas where he was the chief legal counsel for domestic store operations. Mr. May has a B.A. degree from American University (1981) and a J.D. degree from Catholic University Law School (1984).

Vanessa Guzmán-Clark, CPA, MSA, MBA, Chief Financial Officer

Mrs. Guzmán-Clark, age 39, was appointed by the Board as the Company’s Chief Financial Officer (“CFO”) on October 1, 2019. Mrs. Guzmán-Clark served as the Company’s Vice President of Finance & Accounting and Senior Corporate Controller since January 2019. Mrs. Guzmán-Clark is a certified public accountant and has more than 19 years of experience in finance and accounting. Prior to joining the Company, from 1998 to 2001 and from 2008 to 2019, Mrs. Guzmán-Clark served in a variety of Controller and CFO consulting roles including for middle-market private and not-for-profit entities. From 2002 to 2007, Mrs. Guzmán-Clark was a Senior Auditor at PricewaterhouseCoopers, LLP. Mrs. Guzmán-Clark earned a Master’s degree in Accounting & Financial Management and a Master’s in Business Administration from Keller Graduate School of Management, DeVry University.

Ms. Guzmán-Clark possesses dual CPAs under US GAAP (Florida) and IFRS (Dominican Republic). Ms. Guzmán-Clark also has over 10 years of experience as a College-level professor, teaching various courses from basic Accounting to External Audit and graduate-level Accounting.

Change in Control

No person has power to direct or cause the direction of the management and polices of Legacy by virtue of ownership of voting securities.

VI.     PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed MaloneBailey LLP (“MaloneBailey”) as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Services provided to Legacy Education Alliance, Inc. by MaloneBailey for fiscal year 2019 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal Years 2019” below.

Stockholder ratification of the appointment of MaloneBailey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of MaloneBailey to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Legacy Education Alliance, Inc. and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of MaloneBailey. Abstentions and broker non-votes will have the effect of a vote against the proposal.

No representative of MaloneBailey will be present at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE’S APPOINTMENT OF MALONEBAILEY AS OUR
INDEPENDENT AUDITOR FOR 2020

Fees to Independent Auditor for Fiscal Year 2019

The following table presents fees for professional audit services rendered by MaloneBailey, our current independent auditor for the audit of our Consolidated Financial Statements for 2019, and fees billed for other services rendered.

	Years ended December 31,
	2019	2018
	(in thousands)
Audit fees – MaloneBailey LLP(1)	$273	$339
Audit fees – Crowe Horwath LLP(1)	51	95
Tax fees – Crowe Horwath LLP(2)	47	72
Tax fees – Baker Tilly LLP(2)	37	—
Total fees	$408	$506

____________

(1)      Audit fees includes approximately $70,000 and $15,000 of accrued audit fees pertaining to our 2019 fiscal year audit to be billed in 2020 by MaloneBailey LLP and Crowe Horwath LLP, respectively. Tax fees includes approximately $31,000 of accrued tax related fees pertaining to our 2019 fiscal year to be billed in 2020 by Baker Tilly LLP.

(2)      Tax fees include fees related to VAT audits in various international markets.

Audit Fees

This category includes the review of three interim quarterly financial statements and the audit of Legacy Education Alliance, Inc.’s annual financial statements, for the twelve-month periods ended December 31, 2019. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services by the auditors that are reasonably related to the performance of the audit or review of Legacy Education Alliance, Inc.’s financial statements that are not reported above under “Audit Fees.”

The Audit Committee has implemented a policy for the pre-approval of financial statement audit and review services to be provided to the Company by its independent auditors. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines. Pre-approvals of designated services are generally effective for the succeeding 12 months. The Audit Committee pre-approved all audit-related fees for the fiscal years ended December 31, 2019 and 2018.

Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service unless the Audit Committee approves a longer period.

Tax Fees

This category consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter is available on our website at the “Governance Docs” link under the “Corporate Governance” link under the “Investors” tab at www.legacyeducationalliance.com. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee also oversees the Company’s systems of internal controls regarding finance, accounting, information technology, legal and regulatory compliance and ethical behavior, the audits of the Company’s financial statements, the qualifications of the accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s independent auditors. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, MaloneBailey, LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held ten meetings during 2019 and met in 2020 to discuss the Company’s financial statements for the year ended December 31, 2019. With respect to the year ended December 31, 2019, the Audit Committee, among other things:

•        reviewed and discussed the Company’s quarterly and fiscal year earnings releases;

•        reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2018 with management and MaloneBailey, LLP;

•        reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•        met with MaloneBailey, LLP, the internal auditor, and Company management in executive sessions;

•        reviewed and discussed certain critical accounting policies; and

•        reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

The Audit Committee discussed with MaloneBailey, LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

MaloneBailey, LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with MaloneBailey, LLP their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compromise independence.

During 2019, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by MaloneBailey, LLP pursuant to the preapproval policies and procedures set forth in the Audit Committee Charter related to the provision of audit and non-audit services by the independent auditors.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed MaloneBailey, LLP as the Company’s independent auditor for 2020 and are presenting the appointment to the stockholders for ratification.

The Audit Committee

Peter W. Harper, Chair

Cary Sucoff

VII.     PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The following proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this Proxy Statement. This vote is advisory, and therefore not binding on us, our Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

The compensation program for our named executive officers is designed to attract, retain and motivate our executives who are critical to our success and to align the interests of our executives with those of our stockholders. They receive a mix of cash and non-cash compensation. The compensation program was created and evaluated against market analysis conducted by an independent compensation consultant against our peer groups. For additional information on the compensation program for our named executive officers, including specific information about compensation in 2019, please see the information in this Proxy Statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

Stockholders are being asked to approve the following resolutions at the 2020 Annual Meeting:

BE IT RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby ratified, confirmed, adopted and approved.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the vote for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
APPROVAL OF SAY-ON-PAY

VIII.     COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Compensation Program

Our executive compensation program is determined and proposed by our Compensation Committee and is approved by our Board of Directors. None of the Named Executive Officers is a member of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Employment Agreements

Anthony C. Humpage Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Anthony C. Humpage, its Chief Executive Officer, for no specific term. The Employment Agreement provided Mr. Humpage with the following compensation and benefits:

•        Annual base salary of no less than $375,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•        Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•        Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•        Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

•        Reimbursement of certain specified expenses.

The Employment Agreement further provided that if the Board determined that Mr. Humpage had engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company could seek recoupment from Mr. Humpage of any portion of such performance-based compensation deemed appropriate.

Mr. Humpage’s employment could be terminated by either party at any time. If Mr. Humpage’s employment was terminated (i) other than for cause or (ii) upon Mr. Humpage’s death, permanent disability, or voluntary resignation, Mr. Humpage would be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that had accrued but was paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. Humpage’s employment was terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he would be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that had accrued but was paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to two years of base salary payable in lump sum. If Mr. Humpage’s employment was terminated other than for cause or his voluntary resignation within 12 months after demand for such termination by Rich Dad Operating Co., LL or any entity affiliated with Robert or Kim Kiyosaki, he would be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Humpage would have been entitled to receive and, (iii) a separation benefit in an amount equal to two years of base salary payable as follows: twenty-six (26) weeks of base salary payable in lump sum, and the remainder payable in bi-weekly installments. Mr. Humpage’s entitlement to receive any separation benefit described in this paragraph was conditioned on Mr. Humpage executing a general release satisfactory to the Company.

Mr. Humpage resigned as CEO of the Company on January 15, 2019.

On April 18, 2019, the Company and Mr. Humpage, entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Mr. Humpage’s employment with the Company, which was effective April 2, 2019 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Humpage will receive the following severance benefits: (i) cash payment of his weekly base salary through December 31, 2019, subject to acceleration in the event of a change in control; (ii) reimbursement of Mr. Humpage’s COBRA premiums until he becomes eligible for Medicare; and (iii) participation in the Company’s 2019 Annual Incentive Compensation Plan, if any, prorated through the Separation Date. Mr. Humpage’s unvested shares of Company common stock will continue to be governed by the terms of their respecting grant notices and award agreements, including the future vesting of such shares. Further, under the Separation Agreement, Mr. Humpage agreed that his obligations under that certain September 1, 2017, Confidentiality, Non-Compete and Non-Solicitation Agreement will survive the termination of his employment.

James E. May Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with James E. May, then, Senior Vice President and General Counsel, and now, Chief Executive Officer, for no specific term. The Employment Agreement provides Mr. May with the following compensation and benefits:

•        Annual base salary of no less than $260,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•        Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•        Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•        Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

The Employment Agreement further provides that if the Board determines that Mr. May has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. May of any portion of such performance-based compensation deemed appropriate.

Mr. May’s employment may be terminated by either party at any time. If Mr. May’s employment is terminated (i) other than for cause or (ii) upon Mr. May’s death, permanent disability, or voluntary resignation, Mr. May will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. May would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. May’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination and (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. May’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. May executing a general release satisfactory to the Company.

Under the terms of the Employment Agreement, Mr. May will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

Christian Baeza Employment Agreement

On September 1, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Christian Baeza, then Chief Financial Officer, for no specific term. The Employment Agreement provided Mr. Baeza with the following compensation and benefits:

•        Annual base salary of no less than $200,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•        Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•        Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•        Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program;

The Employment Agreement further provides that if the Board determines that Mr. Baeza has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Mr. Baeza of any portion of such performance-based compensation deemed appropriate.

Mr. Baeza’s employment may be terminated by either party at any time. If Mr. Baeza’s employment is terminated (i) other than for cause or (ii) upon Mr. Baeza’s death, permanent disability, or voluntary resignation, Mr. Baeza will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Baeza would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. Baeza’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination and (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. Baeza’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. Baeza executing a general release satisfactory to the Company.

On June 14, 2019, Legacy Education Alliance, Inc., (the “Company”) and Christian A.J. Baeza, the Company’s former Senior Vice President and Chief Financial Officer, entered into a Separation Agreement (the “Separation Agreement”) in connection with the termination of Mr. Baeza’s employment with the Company, which was effective May 20, 2019 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Baeza received an amount equal to 26 weeks of his weekly base salary payable on a bi-weekly. Mr. Baeza’s unvested shares of Company common stock will continue to be governed by the terms of their respective grant notices and award agreements, including the future vesting of such shares. Further, under the Separation Agreement, Mr. Baeza agreed that his obligations under that certain September 1, 2017, Confidentiality, Non-Compete and Non-Solicitation Agreement will survive the termination of his employment.

Vanessa Guzmán-Clark Employment Agreement

On March 18, 2020, Legacy Education Alliance, Inc., (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Vanessa Guzmán-Clark, its Chief Financial Officer, for no specific term. The Employment Agreement provides Ms. Guzmán-Clark with the following compensation and benefits:

•        Annual base salary of no less than $126,000, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•        Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

•        Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•        Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

The Employment Agreement further provides that if the Board determines that Ms. Guzmán-Clark has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board and the Company may seek recoupment from Ms. Guzmán-Clark of any portion of such performance-based compensation deemed appropriate.

Ms. Guzmán-Clark’s employment may be terminated by either party at any time. If Ms. Guzmán-Clark’s employment is terminated (i) other than for cause or (ii) upon Ms. Guzmán-Clark’s death, permanent disability, or voluntary resignation, Ms. Guzmán-Clark will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Ms. Guzmán-Clark would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Ms. Guzmán-Clark’s employment is terminated other than for cause or her voluntary resignation within 18 months of a “change in control” event, she will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination and (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Ms. Guzmán-Clark’s entitlement to receive any separation benefit described in this paragraph is conditioned on Ms. Guzmán-Clark executing a general release satisfactory to the Company.

Under the terms of the Employment Agreement, Ms. Guzmán-Clark will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

•        The program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

•        The program adequately rewards performance which is tied to creating stockholder value.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) grants of stock options and restricted stock.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our executive officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. We may also provide discretionary bonuses to our executives to incentivize or reward for them for performance resulting in significant benefit to the Company or its stockholders. Our long-term equity incentives are primarily intended to align executive officers’ long-term interests with stockholders’ long- term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and stock option or restricted stock grants are the elements of our executive compensation program designed to reward performance and thus the creation of stockholder value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each executive officer that we believe achieves our compensation objectives. In determining our current executive compensation program and the amounts of compensation for each component of our program, the Compensation Committee evaluates the current executive compensation data for companies in our industry. The Compensation Committee believes that our current executive compensation program is appropriate based on the evaluation of the compensation paid by companies in our industry for similarly situated employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Named Executive Officers, including our Chief Executive Officer. Our Compensation Committee reviews, and in consultation with the entire Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), makes all compensation decisions for the Named Executive Officers. The Compensation Committee reviews and recommends the annual compensation package of our Chief Executive Officer, the adoption of which requires the approval of the independent members of the Board of Directors.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other executive officers, receive the recommendations of the Chief Executive Officer on the executive officers’ compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Named Executive Officer who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for our executive officers, our Compensation Committee considered data obtained from the consulting firm of Pearl Meyer & Partners, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long-term incentives. The data from the Pearl Meyer & Partners surveys reflects compensation practices of companies in the education industry with annual revenue and free cash flow that are comparable to our own, and includes data for executives with responsibilities cutting across the entire enterprise (“Survey Group”).

Base Salary

We provide our executive officers and other employees with a base salary designed to compensate them for the day-to-day services rendered to us during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the Survey Group is used to determine base salary ranges for our executive officers based on the position and responsibility. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal pay-equity considerations. Specific salary increases take into account these factors and the current market for management talent. Salary increases are considered by the Compensation Committee each year.

Annual Incentive Compensation

We have an Executive Incentive Plan (the “Bonus Plan”) for our executive officers and other participating employees. The Bonus Plan, administered by the Compensation Committee, provides that the Compensation Committee will determine the total amount of performance incentive bonuses to be paid to participants under the Bonus Plan. Bonuses are based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals.

Specifically, the Bonus Plan provides for target bonuses as a percent of each participant’s yearly salary. The target bonuses for our executive officers are as follows:

Chief Executive Officer — 50%

Senior Executive Officers — 50%

Vice Presidents and key employees — 20% to 50%, as specified

Junior employees may participate in the plan as designated.

Payouts under the Bonus Plan are subject to the approval of the Compensation Committee following the finalization of our annual financial results and are based upon the following metrics: (i) Total Annual Cash Sales, (ii) Overall Adjusted EBITDA, (iii) increase in Adjusted EBITDA and (iv) achievement of the participant’s individual goals.

Equity Incentive Compensation

The Company’s 2015 Incentive Plan was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that equity based incentive compensation plans, such as the Incentive Plan, increase our ability to achieve this objective, and, by allowing for several different forms of long-term equity based incentive awards, help us to recruit, reward, motivate and retain talented employees and other service providers. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015.

Discretionary Performance Bonuses

In addition to compensation available under the Bonus Plan, which are intended to compensate executives based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals, we may also provide, on a case by case basis, discretionary transaction bonuses to executives who have accomplished goals or results of significant benefit to the Company or its stockholders not included in the Bonus Plan. Payment of such Discretionary Performance Bonuses are subject the approval of the Compensation Committee and ratification by the full Board.

Deferred Compensation Plans

We do not have a deferred compensation plan.

Retirement Benefits

We have a 401(k)-employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion. The Company made matching contributions in 2019.

Medical, Dental, Life Insurance and Disability Coverage

We provide other benefits such as medical, dental and life insurance, and disability coverage to each Named Executive Officer in benefits plans that are also provided to all eligible U.S. based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package.

Deductibility of Executive Compensation

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

For 2019, the annual salary paid to any of our Named Executive Officers did not exceed $1.0 million. Restricted stock granted under the terms of long-term incentives are exempt as performance-based compensation for purposes of calculating the $1.0 million limit. To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Executive Compensation Tables

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during the two fiscal years ended December 31, 2019 and 2018:

Summary Executive Compensation Table
For the Years Ended December 31, 2019 and 2018(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(3)(4)		Total ($)
Anthony C. Humpage(2)	2019	378,451	—	24,911	(6)	403,362
Chief Executive Officer (through 01/15/2019)	2018	354,808	285,000	51,000		690,809

James E. May(2)	2019	289,787	—	6,148		295,935
Chief Executive Officer (since 06/07/2019) Interim Chief Executive Officer (01/15/2019 – 06/07/2019)	2018	254,847	90,393	47,915		393,155

Vanessa Guzmán-Clark	2019	138,539	—	3,600		142,139
Vice President and Chief Financial Officer (since 10/01/2019)	2018	—	—	—		—

Christian A. J. Baeza (through 05/26/2019)	2019	202,226	—	8,829	(6)	211,055
Senior Vice President and Chief Financial Officer	2018	197,615	72,800	27,082		297,497

Iain Edwards(5) (through 11/26/2019)	2019	164,840	—	6,148		170,988
Co-President	2018	225,000	59,400	45,832		330,232

Martin Foster(5) (through 11/26/2019)	2019	179,284	—	6,148		185,432
Co-President	2018	180,000	48,668	32,701		261,369

Fredrick Dummar (through 08/31/2018)	2019	—	—	—		—
Senior Vice President	2018	136,831	29,700	1,800		168,331

____________

(1)      Bonus includes discretionary cash bonuses paid in 2018, but earned by the employee for performance during the period ended December 31, 2017. No bonuses have been paid with respect to performance during the period ended December 31, 2019 and 2018.

(2)      Salary paid to Mr. Humpage in 2019 includes sums paid as a severance benefit under the April 18, 2019 Separation Agreement entered into by the Company and Mr. Humpage. See the discussion of the Separation Agreement under Executive Employment Agreements in the Compensation and Discussion Analysis of this Proxy Statement. Bonus amounts include a one-time transaction bonus paid for the successful completion of the distribution of 15,999,838 shares of Company stock by Tigrent Inc. to Tigrent stockholders. The Company believes the Tigrent distribution provided substantial benefit to the Company and its stockholders by, among other things, consolidating the Tigrent and Company stockholder bases to reduce confusion in the securities markets, and diversifying the Company’s stockholder base to allow for more liquidity of, and more efficient trading, in, the Company’s stock by increasing its public float. The Company believes that the amounts paid in the transaction bonus represent fair and reasonable compensation for the considerable management time and attention spent on assuring a successful completion of the share distribution and integration of the new Company stockholders into the Company’s stockholder base.

(3)      The Company’s 2015 Equity Plan (the “2015 Incentive Plan”) was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015. The financial activity pertaining to our employees and directors under the 2015 Incentive Plan is reflected in our consolidated financial statements presented herein. During the year ended December 31, 2019, we awarded 20,000 shares of restricted stock to an employee, which were fully vested upon the grant date. During the year ended December 31, 2018, we awarded 120,000 shares of restricted stock to our employees, which are subject to a three-year cliff vesting.

(4)      Stock awards are valued based on the closing price per share on the grant date.

(5)      Salary and Bonus were paid in GBP, the USD values are based on an average of 2019 and 2018, respectively, conversion rates. Messrs. Edwards and Foster are no longer affiliated with the Company

(6)      As per the terms of the respective Separation Agreements with Mr. Humpage and Mr. Baeza, all previously granted shares of restricted stock that were unvested at the time of the separation will vest in accordance with the vesting schedule in the respective aware notices.

Outstanding Equity Awards Table
For the Year Ended December 31, 2019

Name and Principal Position	Number of Unvested Shares	Market Value of Unvested Shares ($)
Anthony C. Humpage	—	—
Chief Executive Officer(1)

James E May	5,078	13,644
Chief Executive Officer (since 06/07/2019)

Christian A. J. Baeza	—	—
Senior Vice President and Chief Financial Officer(1)

Vanessa Guzmán-Clark	—	—
Chief Financial Officer

Iain Edwards	—	—
Co-President(2)

Martin Foster	—	—
Co-President(2)

____________

(1)      Mr. Humpage and Mr. Baeza’s employment terminated as of 01/15/2019 and 05/26/2019, respectively. Pursuant to the terms of their respective separation agreements, any unvested shares previously awarded were fully vested.

(2)      Mr. Edwards and Mr. Foster’s employment ceased as of 11/26/2019. As a result, any unvested shares previously awarded to them were forfeited pursuant to the terms of their respective award agreements.

As of December 31, 2019, there were no outstanding option awards for any of our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The employment agreement with our Chief Executive Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary. Upon termination of the CEO’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the CEO shall receive amounts earned by him but not yet paid as of the termination date, and one year of base salary.

The employment agreement with our Chief Financial Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary. Upon termination of the CEO’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the CFO shall receive amounts earned by her but not yet paid as of the termination date, and one year of base salary.

Our Named Executive Officers have also signed confidentiality and non-competition agreement that applies for certain time periods following the employee’s termination of employment for any reason. The non-competition time period after termination of employment is generally one to two years.

Compensation Committee Report

I, the sole member of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Peter W. Harper

IX.     OTHER MATTERS

Cost of Soliciting Your Proxy.

We will pay the expenses for the preparation and mailing of the Proxy materials and the solicitation by the Board of your Proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your Proxy, in person or by telephone, mail, facsimile or other means of communication.

Other Business.

We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the Proxy holders will vote on such matter in their discretion.

Stockholder Proposals for the 2021 Annual Meeting.

Stockholders of record wishing to present a proposal or director nomination at the 2021 annual meeting (“2021 Annual Meeting”) must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the date on which the corporation first mailed its Proxy materials for the 2020 annual meeting, provided, however, that in the event that the date of the 2021 annual meeting is changed by more than thirty (30) days from the anniversary date of the 2020 annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Consequently, if a stockholder, at our 2021 Annual Meeting, wants to nominate a person to stand for election as a Director or introduce an item of business, the nomination or item of business must be received at our principal executive offices no earlier than January 6, 2021, and no later than February 5, 2021. Therefore, notice to the Company of a stockholder nomination submitted before January 6, 2021, or after February 5, 2021, will be considered untimely and will not be considered at the 2021 Annual Meeting. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a stockholder must meet to have a proposal included in our Proxy Statement and form of Proxy for presentation at our annual meetings. Under SEC Rule 14a-8, if a stockholder wants to nominate a person to stand for election as a Director or introduce an item of business at our 2021 Annual Meeting and have us include such nomination or proposal in our Proxy Statement and form of Proxy for presentation at the 2021 Annual Meeting, the nomination or proposal must be received at our principal executive offices not less than 120 calendar days before the date of our 2020 Proxy Statement was released to shareholders in connection with this year›s annual meeting; provided, however, if the date of next year›s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before the company begins to print and send its Proxy materials. Consequently, any nomination or proposal must be received at our principal executive offices no later than January 6, 2021.

Stockholders Sharing an Address.

Consistent with notices sent to record stockholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any stockholder at that address. This “householding” practice reduces our printing and postage costs. Stockholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•        Record stockholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

•        Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•        Any househeld stockholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting our or may write to our Corporate Secretary at: Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904. Instructions for requesting such materials are also included in the Notice.

Disclaimer.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

LEGACY EDUCATION ALLIANCE, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
PO BOX 1342
BRENTWOOD, NY 11717

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Peter W. Harper   02 Jame E. May   03 Cary Sucoff

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000466822_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

LEGACY EDUCATION ALLIANCE, INC.
Annual Meeting of Stockholders
June 5, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James E. May, our CEO and Vanessa Guzm‡n-Clark, our CFO, or either of them, as proxy with full power of substitution, to vote as designated on the reverse side, for director substitutes if any nominees become unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock, par value $0.0001, of Legacy Education Alliance, Inc. that the undersigned has the power to vote at the Annual Meeting of Stockholders to be held on Friday, June 5, 2020, at 9:00 AM ET via a live audio webcast at www.virtualshareholdermeeting.com/LEAI2020 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000466822_2 R1.0.1.18

Continued and to be signed on reverse side